UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934 (1)

Date of Report (Date of earliest event reported): May 11, 2012

ALLBRITTON COMMUNICATIONS

COMPANY

(Exact name of registrant as specified in its charter)

Commission file number: 333-02302

Delaware	74-1803105
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification no.)

1000 Wilson Boulevard

Suite 2700

Arlington, VA 22209

(Address of principal executive offices, including zip code)

(703) 647-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14k-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)	Pursuant to Section 15(d) of the Securities Exchange Act of 1934, the Company’s duty to file reports is automatically suspended as a result of having fewer than 300 holders of record of each class of its debt securities outstanding as of October 1, 2011, but the Company agreed under the terms of certain long-term debt to continue these filings in the future.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2012, Ms. Elizabeth A. Haley informed Allbritton Communications Company (the “Company”) that she will resign as an employee of the Company effective June 1, 2012. Ms. Haley is currently the Vice President and Controller of the Company, and holds the designation of the Company’s principal accounting officer. Ms. Haley has worked with the Company for 13 years.

In anticipation of Ms. Haley’s departure, on May 14, 2012 the Board of Directors of the Company elected Mr. Michael P. Leber, age 42, as Vice President, Finance of the Company effective as of May 14, 2012. Mr. Leber will be designated as the Company’s principal accounting officer. From 2010 until May 14, 2012, Mr. Leber served as Director of Finance and Assistant Controller of the Company. From January 2007 until his employment with the Company, Mr. Leber was employed by Warner Music Group, a public global media content company, as the Vice President and Chief Financial Officer of the Corporate Services Division. Prior to his employment at Warner Music Group, Mr. Leber was the Vice President and Controller of LinkShare Corp., a start-up technology company. Previously he was with Arthur Andersen LLP for seven years where he held various positions, the latest as an Audit Manager. Mr. Leber graduated from Pennsylvania State University with a degree in accounting and is a Certified Public Accountant.

Mr. Leber will not be party to an employment agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLBRITTON COMMUNICATIONS COMPANY (Registrant)

May 16, 2012		/S/ STEPHEN P. GIBSON
Date	Name:	Stephen P. Gibson
	Title:	Senior Vice President and Chief Financial Officer